Exhibit 5.2
[Torys LLP Letterhead]
April 29, 2011
Brookfield Asset Management Inc.
Brookfield Place
181 Bay Street
Suite 300, P.O. Box 762
Toronto, Ontario M5J 2T3
Canada
Ladies and Gentlemen:
RE: BROOKFIELD ASSET MANAGEMENT INC. REGISTRATION STATEMENT ON FORM F-10
We hereby consent to the references to our firm name in the prospectus filed as part of the registration statement on Form F-10 relating to the offering of US$1,000,000,000 of Debt Securities, Class A Preference Shares and Class A Limited Voting Shares by Brookfield Asset Management Inc. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required by the Securities Act of 1933 or the rules and regulations promulgated thereunder.
Sincerely,
/s/ TORYS LLP